Exhibit 19

Enterprise Policy: Insider Trading

Issued/Revised: January 1, 2026

Purpose

●	Standex International Corporation (“Standex”) has adopted this policy to provide guidelines to all directors, officers and employees of Standex and its global subsidiaries and affiliates.

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This policy is designed to prevent insider trading. Your strict adherence to this policy will help safeguard Standex’s reputation and ensure that Standex conducts its business with the highest level of integrity and with the highest ethical standards. Each employee is responsible for the consequences of their actions. You are responsible for understanding and complying with this policy.

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Federal and state securities laws prohibit the purchase or sale of Standex securities by anyone who is aware of material information about Standex that is not generally known or available to the public. These laws also prohibit you from disclosing or “tipping” such information to others who then trade in our securities.

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The Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange are responsible for investigating insider trading violations. They are very effective at detecting insider trading and pursue violations vigorously.

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Individuals who trade on material, non-public information and individuals who tip such information to others who trade can be held liable. Companies and their controlling persons may also be subject to liability if they have failed to take reasonable steps to prevent insider trading by company personnel.

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Violations of insider trading laws can result in severe civil and criminal sanctions and penalties. Under federal securities laws, individuals who engage in insider trading or tipping may be subject to imprisonment for up to 20 years, criminal fines of up to $5 million and civil penalties of up to three times the profit gained or loss avoided.

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Standex, as the employer, could also be liable for civil fines of up to the greater of (i) three times the profit gained or loss avoided and (ii) $1 million, and criminal fines of up to $25 million, as a consequence of your insider trading or tipping. Individual controlling persons could also be liable for the civil penalties as a result of such transactions.

●	Failure to comply with this policy may also subject you to company-imposed sanctions, up to and including immediate termination for cause.

Scope

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This Policy applies to all directors, officers and employees of Standex, as well as any Related Person (as defined below), and any other individuals that may be designated as insiders because they have access to “material, non-public information” (as defined below) about Standex. This policy also applies to any agents or advisors of Standex.

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Except as detailed in the “Excluded Transactions” section (see below), this Policy applies to any and all transactions in Standex’s securities, including transactions in common stock, options, restricted stock units, and any other type of securities that Standex may issue. This policy applies regardless of whether the securities are held in a brokerage account, 401(k) account, joint or trustee/custodial accounts, through a stock purchase plan or otherwise.

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All employees, officers, and directors worldwide are expected to comply with this Enterprise Policy, and any violation of this Enterprise Policy may result in disciplinary action, up to and including termination, and may also subject the violator to civil and criminal liability.

●	Questions concerning any aspect of this policy or its application to any proposed transaction should be directed to the Standex Legal Department before any trading is initiated.

Definitions

●	Insider

o

Any person who has material, non-public information is considered an “insider” regarding that information. Insiders include Standex directors, officers, employees, agents, independents contractors and advisors.

●	Material Non-Public Information

o	“Material, non-public information” is any material information about Standex that has not yet become publicly available.

o

Whether information is “material” depends on the circumstances. If a reasonable investor would likely consider the information important in deciding whether to purchase, sell or hold Standex stock, then the information is material. Any information that could reasonably be expected to affect the price of our stock is likely to be considered material. Material information can be positive or negative and can relate to almost any aspect of Standex’s business.

o

Financial information is frequently material, even if it covers only part of a fiscal period or only a portion of Standex’s operations, since either of these might provide enough information about Standex’s consolidated results to be considered material information.

o	Other common examples of information that could be material include:

■	Earnings information;

■	Financial projections, forecasts or budgets;

■	Changes in business strategy;

■	Significant developments in products or services;

■	Acquisitions, divestitures or other significant changes to Standex’s assets;

■	Changes in executive management;

■	Major events regarding our stock such as changes to dividend policy, additional securities offerings, share repurchases or a stock split; and/or

■	Actual or pending litigation or claims that could potentially create significant legal exposure.

o

This list is not exclusive and there are many other types of information that is considered material depending on the circumstances. If you are unsure whether a particular piece of information is material, you should assume that it is and consult with the Legal Department before disclosing such information or trading in the stock of the company to which the information relates.

o	Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within Standex.

o

Information becomes public when it has been disclosed broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, you may not trade on publicly announced material information until two full trading days after the announcement.

●	Related Person

o

For this Policy, an insider’s Related Person includes their spouse, children or anyone else living in their household; any partnership in which the insider is a general partner; any trusts in which the insider is a trustee; any estates in which the insider is an executor; and any other legal entities controlled by the insider.

●	A Covered Person is any one of the following:

o	Current directors of Standex;

o	“Executive Officers” of Standex and all individuals designated as “officers” of Standex for the purposes of Section 16 under the Securities Exchange Act of 1934 (the “Exchange Act”);

o	Any direct report to the Executive Officers;

o	A Related Person of any of the above individuals; and

o	Any other individual designated from time to time by the Chief Legal Officer or the Chief Executive Officer.

Description

I.	All Insiders

●	Prohibited Transactions

o

If you are aware of material, non-public information relating to Standex, neither you nor any Related Person may engage in any transaction with Standex securities. This includes all transactions, such as purchases, sales, pledges, hedges, loans, gifts and donations, for any Standex securities, such as our common stock, as well as any options, debt securities, derivative securities, warrants, caps and collars that may exist now or in the future.

o

You are responsible for any trades placed by a Related Person and should make them aware of these restrictions. Any trades placed by a Related Person should be treated as a trade placed by you and evaluated for violation of this Policy.

●	Non-Disclosure of Information and “Tipping”

o	Material, non-public information should not be disclosed to anyone, except employees of Standex or Standex advisors who have a need to know.

o

You may not communicate material, non-public information about Standex, or any other company learned or developed through your employment or association with Standex, to other people or otherwise disclose or use this information, regardless of whether you profit or intend to profit from the disclosure or use. This practice, known as “tipping”, violates securities laws and can result in the same civil and criminal penalties that apply to insider trading, even if you did not trade or did not gain any benefit from the trade.

●	Other company securities

o

Standex regularly engages in business transactions with other companies, such as customers and suppliers, whose securities are publicly traded. If you are aware of material, non-public information about these companies, you are prohibited from trading in the securities of these companies and from communicating the information to any other person for such purpose.

●	No short sales of Standex Stock

o

You may not engage in short sales of our stock, which are sales of stock that are not then owned. Generally, short sales are transactions where the person will benefit from a decline in the price of the stock, so it can be viewed as an expectation that our stock will decline in value, and therefore, signal to the market that you have no confidence in Standex or our short-term prospects. In addition, short sales may reduce your incentive to improve our performance, so we believe it is inappropriate for you to engage in these transactions with Standex securities.

●	No trading in derivatives

o

A transaction in derivates of Standex securities, such as put or call options, is, in effect, a bet on the short-term movement of our stock and creates the appearance that you are trading based on material, non-public information. Transactions in options may give the impression that the focus is on short-term performance at the expense of long-term objectives. Therefore, transactions in put or call options, or other derivative securities, on an exchange or in any other organized market, are prohibited.

●	No hedging transactions

o

You and any person acting on your behalf are prohibited from purchasing any financial instrument or otherwise engaging in any transactions that hedge or offset any decrease in the market value of Standex stock or limit your ability to profit from an increase in the market value of Standex stock. Certain forms of hedging or monetization transactions, such as equity swaps, zero-cost collars and forward sale contracts, allow you to lock in much of the value of your shares of stock, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow you to continue to own the stock, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as our other shareholders, so we believe it is inappropriate for you to engage in these transactions with Standex securities.

●	No margin accounts or pledges

o

Securities held in margin accounts or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin sale or foreclosure sale may occur at a time when you are aware of material, non-public information or otherwise are not permitted to trade in our stock, you are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan.

●	Excluded transactions

The trading restrictions contained in this policy do not apply to:

o

the vesting of restricted stock, or when there is a sale of shares to satisfy tax withholding requirements upon the vesting of restricted stock. The restrictions do apply, however, to any sale of the underlying shares.

o

purchases of Standex stock pursuant to the Employee Stock Purchase Plan or the Management Stock Purchase Plan. The restrictions do apply to your sales of Standex stock purchased pursuant to the plans (except for shares of stock sold to satisfy tax withholding requirements).

o	purchases or sales made pursuant to a Rule 10b5-1 plan (see below).

II.	Additional Restrictions and Requirements for Covered Persons

A Covered Person is at an enhanced risk of possessing material, non-public information and must exercise greater diligence to comply with insider trading prohibitions. This is why there are additional restrictions on transactions by such individuals.

●	Blackout Periods

In addition to the other limitations and prohibitions contained in this Policy, Covered Persons are prohibited from trading in Standex securities during the following blackout periods:

o

Quarterly Blackout Periods. Trading is prohibited from (i) the first trading day of the second week of the third month of each quarter until (ii) market closing on the second full day of trading following the public release of the quarterly or year-end earnings.

o

Special Blackout Periods. From time to time, other types of material, non-public information regarding Standex (such as negotiations of mergers, acquisitions or divestitures, or other material events) may be pending and not be publicly disclosed. While such information remains non-public, Standex may impose special blackout periods during which a Covered Person is prohibited from trading in Standex securities.

o	Exception for Approved Rule 10b5-1 Plans. The trading restrictions do not apply to transactions by a Covered Person under a Rule 10b5-1 Plan (see above).

●	Pre-Clearance

o

Each Covered Person must first obtain pre-clearance from the Chief Legal Officer or such officer’s designee before such person engages in any transaction involving Standex stock, even if the transaction is to take place outside of a Blackout Period. Any such person must provide the request for pre-clearance, in writing, at least two business days prior to the proposed trade and disclose the amount and nature of the proposed trade. The Chief Legal Officer must obtain pre-clearance from the Chief Executive Officer prior to engaging in any transaction.

o

Any transaction that has been pre-cleared must be completed within two business days after approval is given. If the transaction is not completed within the two business days, pre-clearance must be obtained again before the transaction can be completed.

o	Pre-clearance is not required for transactions under a Rule 10b5-1 Plan (see below).

●	Short Term Trading, SEC Rule 144, and Stock Ownership Guidelines

o

All directors and Executive Officers are subject to the SEC’s “short-swing” trading rules, which generally prohibit opposite way transactions in Company stock within a six-month period. For example, any director or Executive Officer who purchases Standex stock on the open market may not sell any Standex stock during the six months after that purchase. Similarly, no director or Executive Officer may purchase Standex stock on the open market within six months of having sold Standex stock. In addition, sales of Standex stock by directors and Executive Officers are generally subject to certain limitations and requirements set forth in the SEC’s Rule 144. Directors and Executive Officers must inform their brokers of their insider status at Standex and work with their broker to ensure compliance with Rule 144 in connection with any sales of Standex stock.

o	Additionally, all directors and Executive Officers must comply with the Stock Ownership Guidelines.

III.	Rule 10b5-1 Plan

SEC Rule 10b5-1(c) of the Exchange Act allows corporate insiders to establish written trading plans (“Rule 10b5-1 Plans”) that enable insiders to plan ahead without fear that they might be exposed to material, non-public information that will prevent them from being able to trade. When a Rule 10b5-1 Plan has been established, trades executed as part of the plan do not violate insider trading laws or this Policy, even if the insider is aware of material, non-public information at the time the trade is executed. Trades executed as part of the plan are not subject to the pre-clearance requirements detailed above.

●	Approval of a Rule 10b5-1 Plan

o	Anyone wishing to enter into a Rule 10b5-1 Plan must first receive approval from the Chief Legal Officer or their designee.

o	In order to obtain approval, the following requirements must be met:

■	The person desiring to enter into the plan must be entering into the plan in good faith.

■	Such person is not aware of material, non-public information at the time of plan adoption.

■

Directors and Executive Officers must include a representation in the plan that: (1) they are not aware of material, non-public information about the issuer; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

■	The plan must be entered into outside of a Blackout Period.

■	The plan must contain details regarding dates, amounts, prices and details of the transactions.

■	The transactions specified in the plan must be executed by a third party.

●	Waiting Period

o

For all individuals, other than directors and Executive Officers, there must be at least 30 days between the date the Rule 10b5-1 Plan is adopted and the date of the first possible transaction under the plan.

o

For directors and Executive Officers, the first possible transaction under the plan cannot occur until the later of: (1) 90 days following plan adoption or modification; or (2) two business days following the disclosure of Standex’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted or modified. The waiting period is capped at a maximum of 120 days following plan adoption or modification.

o

Any changes to the amount, price or timing of the purchase or sale of the securities are treated as a termination of the plan and the adoption of a new plan and trigger the waiting periods detailed above.

●	Multiple of overlapping Rule 10b5-1 Plans

o

Subject to certain exceptions, you may have only one Rule 10b5-1 Plan for the purchase or sale of Standex securities that covers a particular period of time. For example, you cannot have one plan with transactions starting on January 1st and ending on March 1st, and another plan with transactions starting on February 1st and ending on April 1st.

o

There are two exceptions to this general rule. The first exception is that you may have multiple Rule 10b5-1 Plans so long as the time periods covered do not overlap and the period of time between the last transaction of one plan and the first transaction of the second plan satisfies the applicable waiting period detailed above. Under this exception, you may have one plan with transactions starting on January 1st and ending on March 1st, and another plan with transactions starting on August 1st and ending on October 1st.

o

The second exception allows for additional Rule 10b5-1 Plans for “sell-to-cover” transactions in which you instruct your agent to sell securities in order to satisfy tax withholding obligations at the time of equity award vesting, and you do not exercise control over the timing of such sales.

●	Restrictions on single-trade plans

o

You may not have more than one single-trade Rule 10b5-1 Plan during any 12-month period. A single- trade plan is one that has the practical effect of requiring the purchase or sale of securities in a single transaction. A plan is not considered a single-trade plan if (i) your agent has discretion over whether to execute the plan as a single transaction; or (ii) your agent’s actions will depend on events or data not known at the time the plan is entered into and it is reasonably foreseeable at the time the plan is entered into that there may be multiple transactions.

o	Rule 10b5-1 Plans for “sell-to-cover” transactions are not subject to this prohibition.

Questions concerning any aspect of this policy or its application to any proposed transaction should be directed to the Standex Legal Department before any trading is initiated.